Exhibit 3.1

ELEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE REALREAL, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

The RealReal, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.

That the name of this corporation is The RealReal, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on March 29, 2011, under the name TheRealReal, Inc.

2.

That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety (such Certificate of Incorporation, as so amended and restated, the “Certificate of Incorporation”) to read as follows:

FIRST:	The name of this corporation is The RealReal, Inc. (the “Corporation”).

SECOND:	The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD:	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:	The total number of shares of all classes of stock which the Corporation shall have authority to issue is: 270,835,754, divided among classes as follows: (i) 155,649,887 of Common Stock, $0.00001 par value per share (“Common Stock”), and (ii) 115,185,867 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”), of which (A) 18,960,000 are designated “Series A Preferred Stock”, (B) 13,784,443 are designated “Series B Preferred Stock”, (C) 9,335,659 are designated “Series C Preferred Stock”, (D) 14,367,652 are designated “Series D Preferred Stock”, (E) 13,612,543 are designated “Series E Preferred Stock”, (F) 12,956,724 are designated “Series F Preferred Stock”, (G) 21,986,733 are designated as “Series G Preferred Stock”, and 10,182,113 are designated as “Series H Preferred Stock”.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation:

A.	COMMON STOCK

1.

General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of Preferred Stock set forth herein.

2.

Voting. The holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	PREFERRED STOCK

The Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Sections” in this Part B of this Article FOURTH refer to sections and Sections of Part B of this Article FOURTH.

1.	Dividends.

1.1

From and after the date of the issuance of any shares of Series F Preferred Stock, dividends at the rate per annum of 8% of the Series F Issue Price (defined below) per share shall accrue on such shares of Series F Preferred Stock (the “Series F Accruing Dividends”). From and after the date of the issuance of any shares of Series G Preferred Stock, dividends at the rate per annum of 8% of the Series G Issue Price (defined below) per share shall accrue on such shares of Series G Preferred Stock (the “Series G Accruing Dividends”). From and after the date of the issuance of any shares of Series H Preferred Stock, dividends at the rate per annum of 8% of the Series H Issue Price (defined below) per share shall accrue on such shares of Series H

Preferred Stock (the “Series H Accruing Dividends” and collectively with the Series F Accruing Dividends and Series G Accruing Dividends, the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, compounding quarterly, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1.1 or in Section 2.1, Section 2.2, Section 2.3 or Section 6.1, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends.

1.2

Subject to the foregoing, for any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock, dividends at the rate per annum of 8% of the Issue Price (defined below) per share shall be payable out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of Preferred Stock shall participate equally on an as-converted basis with the holders of the Common Stock in all other dividends or similar distributions by the Corporation at the then effective Conversion Price (as defined below). The “Issue Price” shall mean: (a) with respect to the Series A Preferred Stock, $0.48660 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, subdivision, or other similar recapitalization with respect to the Series A Preferred Stock (the “Series A Issue Price”), (b) with respect to the Series B Preferred Stock, $1.025432 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, subdivision, or other similar recapitalization with respect to the Series B Preferred Stock (the “Series B Issue Price”), (c) with respect to the Series C Preferred Stock, $2.18403 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, subdivision, or other similar recapitalization with respect to the Series C Preferred Stock (the “Series C Issue Price”), (d) with respect to the Series D Preferred Stock, $2.79239 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, subdivision, or other similar recapitalization with respect to the Series D Preferred Stock (the “Series D Issue Price”), (e) with respect to the Series E Preferred Stock, $2.9440 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, subdivision, or other similar recapitalization with respect to the Series E Preferred Stock (the “Series E Issue Price”), (f) with respect to the Series F Preferred Stock, $3.8590 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, subdivision, or other similar recapitalization with respect to the Series F Preferred Stock (the “Series F Issue Price”), (g) with respect to the Series G Preferred Stock, $5.2850 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, subdivision, or other similar recapitalization with respect to the Series G Preferred Stock (the “Series G Issue Price”), and (h) with respect to the Series H Preferred Stock, $6.8748 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, subdivision, or other similar recapitalization with respect to the Series H Preferred Stock (the “Series H Issue Price”).

2.	Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1

Preferential Payments to Holders of Series H Preferred Stock, Series G Preferred Stock and Series F Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Series H Preferred Stock, Series G Preferred Stock and/or Series F Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to (a) with respect to shares of Series H Preferred Stock, the greater of (i) the Series H Issue Price, plus any Series H Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, on the Series H Preferred Stock, and (ii) such amount per share as would have been payable had all shares of the Series H Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the “Series H Liquidation Amount”), (b) with respect to shares of Series G Preferred Stock, the greater of (i) the Series G Issue Price, plus any Series G Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, on the Series G Preferred Stock, and (ii) such amount per share as would have been payable had all shares of the Series G Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the “Series G Liquidation Amount”), and (c) with respect to shares of Series F Preferred Stock, the greater of (i) the Series F Issue Price, plus any Series F Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, on the Series F Preferred Stock, and (ii) such amount per share as would have been payable had all shares of the Series F Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the “Series F Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series H Preferred Stock, Series G Preferred Stock and Series F Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Series H Preferred Stock, Series G Preferred Stock and Series F Preferred Stock shall share ratably in any distribution of the assets available for distribution to the holders of shares of Series H Preferred Stock, Series G Preferred Stock and Series F Preferred Stock in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2

Preferential Payments to Holders of Series E Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series H Preferred Stock, Series G Preferred Stock and Series F Preferred Stock pursuant to Section 2.1 above, the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series E Issue Price together with any dividends declared but unpaid on the Series E Preferred Stock or (ii) such amount per share as would have been payable had all shares of the Series E Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the “Series E Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full amount to which they shall be entitled under this Section 2.2, the holders of shares of Series E Preferred Stock shall share ratably in any distribution of the assets available for distribution to the holders of shares of Series E Preferred Stock in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3

Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series H Preferred Stock, Series G Preferred Stock and Series F Preferred Stock pursuant to Section 2.1 above and Series E Preferred Stock pursuant to Section 2.2 above, the holders of shares of Preferred Stock then outstanding (other than with respect to shares of Series H Preferred Stock, Series G Preferred Stock, Series F Preferred Stock and Series E Preferred Stock) shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable Issue Price, plus any dividends declared but unpaid thereon and (ii) such amount per share as would have been payable had all shares of the applicable series of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence to the holders of Series A Preferred Stock is hereinafter referred to as the “Series A Liquidation Amount”, the amount payable pursuant to this sentence to the holders of Series B Preferred Stock is hereinafter referred to as the “Series B Liquidation Amount”, the amount payable pursuant to this sentence to the holders of Series C Preferred Stock is hereinafter referred to as the “Series C Liquidation Amount”, the amount payable pursuant to this sentence to the holders of Series D Preferred Stock is hereinafter referred to as the “Series D

Liquidation Amount”, and, collectively with the Series E Liquidation Amount, the Series F Liquidation Amount, the Series G Liquidation Amount and the Series H Liquidation Amount, all amounts payable pursuant to this sentence to the holders of Preferred Stock are hereinafter referred to as the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series H Preferred Stock, Series G Preferred Stock and Series F Preferred Stock pursuant to Section 2.1 above and to the holders of shares of Series E Preferred Stock pursuant to Section 2.2 above, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock the full amount to which they shall be entitled under this Section 2.3, the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Preferred Stock were paid in full.

2.4

Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock pursuant to Section 2.1, Section 2.2 and Section 2.3 above, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.5	Deemed Liquidation Events.

2.5.1.

Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the then outstanding shares of Preferred Stock (including each of the holders of a majority of the then outstanding shares of Series B Preferred Stock, the holders of a majority of the then outstanding shares of Series E Preferred Stock, the holders of a majority of the then outstanding shares of Series F Preferred Stock, and the holders of a majority of the then outstanding shares of Series G Preferred Stock) (the “Requisite Holders”) approve by written consent or affirmative vote, together as a single class on an as-converted basis, by written notice sent to the Corporation at least two days prior to the effective date of any such event:

(a)	a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least 50%, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(b)

the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(c)

the closing of the transfer or issuance (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities pursuant to which the Corporation received the proceeds if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity).

2.5.2.	Effecting a Deemed Liquidation Event.

(a)

The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.5.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2, and 2.3.

(b)

In the event of a Deemed Liquidation Event referred to in Sections 2.5.1(a)(i) or 2.5.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of

Preferred Stock, and (ii) if the holders of a majority of the then outstanding shares of Preferred Stock (including each of the holders of a majority of the then outstanding shares of Series B Preferred Stock, the holders of a majority of the then outstanding shares of Series E Preferred Stock, the holders of a majority of the then outstanding shares of Series F Preferred Stock, the holders of a majority of the then outstanding shares of Series G Preferred Stock, and the holders of a majority of the then outstanding shares of Series H Preferred Stock) so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series H Preferred Stock at a price per share equal to the Series H Liquidation Amount, to redeem all outstanding shares of Series G Preferred Stock at a price per share equal to the Series G Liquidation Amount, to redeem all outstanding shares of Series F Preferred Stock at a price per share equal to the Series F Liquidation Amount, to redeem all outstanding shares of Series E Preferred Stock at a price per share equal to the Series E Liquidation Amount, to redeem all outstanding shares of Series D Preferred Stock at a price per share equal to the Series D Liquidation Amount, to redeem all outstanding shares of Series C Preferred Stock at a price per share equal to the Series C Liquidation Amount, to redeem all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount and to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem each holder’s shares of Preferred Stock in accordance with the priorities set forth in Section 2.1, 2.2, and 2.3 above to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares of Preferred Stock to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares of Preferred Stock to be redeemed in accordance with such priorities as soon as it may lawfully do so under Delaware law governing distributions to stockholders.

2.5.3.

Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation, including (a) the Series A Director, (b) the Series D Director, (c) the Series F Director, and (d) the Series G Director.

2.5.4.

Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Section 2.5.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2, 2.3, and 2.4 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2, 2.3, and 2.4 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.	Voting.

3.1

General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2	Election of Directors.

3.2.1.

Series G Director. As long as at least 7,500,000 shares of Series G Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series G Preferred Stock) remain outstanding, the holders of record of the Series G Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series G Director”).

3.2.2.

Series F Director. As long as at least 4,500,000 shares of Series F Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series F Preferred Stock) remain outstanding, the holders of record of the Series F Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series F Director”).

3.2.3.

Series D Director. As long as the DBL Partners III, L.P. continues to hold at least 1,500,000 shares of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock), the holders of record of the Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series D Director”).

3.2.4.

Series A Director. As long as at least 2,500,000 shares of Series A Preferred Stock remain outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), the holders of record of the Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series A Director”).

3.2.5.	Common Directors. The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation.

3.2.6.

Additional Directors Upon Exercise of the Special Board Appointment Right. If and to the extent the Redemption Stockholders have exercised the Special Board Appointment Right pursuant to Section 6.9, such Redemption Stockholders shall be entitled to elect such number of additional directors of the Corporation so that the number of directors of the Corporation designated and elected by such Redemption Stockholders pursuant to Section 6.9 together with one or both of the Series G Director and the Series F Director designated by such Redemption Stockholders pursuant to Sections 3.2.1 and 3.2.2, as applicable, constitute a majority of the then-serving members of the Board, until and unless the Redemption Right of such Redemption Stockholders has been satisfied in full. This Section 3.2.6 shall terminate and be of no further force or effect pursuant to Section 6.8(b).

All remaining member(s) of the Board of Directors shall be elected by the holders of record of the shares of Common Stock and Preferred Stock voting together as a single class on an as converted to Common Stock basis. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of the Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

3.3	Protective Provisions.

3.3.1.

Preferred Stock Protective Provisions. At any time when at least 2,500,000 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of a majority of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)	liquidate, dissolve or wind-up the business, or effect a Deemed Liquidation Event, or consent to any of the foregoing;

(b)

amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock;

(c)

create, or authorize the creation of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred

Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock, or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

(d)	acquire all, or a substantial portion, of the assets or business of another company or entity, or otherwise acquire any material assets;

(e)	grant an exclusive license to any of the Corporation’s material intellectual property rights;

(f)

(i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock, respectively, in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock, respectively, in respect of any such right, preference or privilege;

(g)

purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and

(iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof, or (iv) purchases of stock upon the Corporation’s exercise of its contractual right of first refusal with respect to such stock (unless approved by the Board of Directors including (A) the Series A Director, (B) the Series D Director, (C) the Series F Director, and (D) the Series G Director);

(h)

increase or decrease the authorized number of directors constituting the Board of Directors (other than any increase as a result of the exercise of the Special Board Appointment Right pursuant to Section 3.2.6 and Section 6.8);

(i)

create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(j)

change the rights, preferences and privileges of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock; or

(k)	increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock or designated shares of any series of Preferred Stock.

3.3.2.

Series H Preferred Stock Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of a majority of the then outstanding shares of Series H Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)

enter into or become a party to any transaction with any director, officer or employee of the Corporation or any affiliate or immediate family member of any such person, other than for transactions made in the ordinary course of business and approved by the Board of Directors;

(b)	amend or waive any of the rights, preferences, or privileges of the Series H Preferred Stock;

(c)

authorize, incur, or issue any capital (including all guarantees, debts, liens, or leases) which ranks senior to or pari passu with the Series H Preferred Stock, other than a credit line secured from a reputable lender on customary terms up to $50 million;

(d)

pay or declare any dividend or make any distribution on, or redeem or acquire any shares of capital stock of the Corporation other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof, in which the holders of Series H Preferred Stock are treated differently from other holders of Preferred Stock; or

(e)	make any material changes in the Corporation’s business.

3.3.3.

Series G Preferred Stock Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of a majority of the then outstanding shares of Series G Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)

enter into or become a party to any transaction with any director, officer or employee of the Corporation or any affiliate or immediate family member of any such person, other than for transactions made in the ordinary course of business and approved by the Board of Directors, including the Series G Director;

(b)	amend or waive any of the rights, preferences, or privileges of the Series G Preferred Stock;

(c)	authorize, incur, or issue any capital (including all guarantees, debts, liens, or leases) which ranks senior to or pari passu with the Series G Preferred Stock;

(d)

pay or declare any dividend or make any distribution on, or redeem or acquire any shares of capital stock of the Corporation other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(e)	effect an initial public offering that is not a Qualified Public Offering (as defined below);

(f)	make any material changes in the Corporation’s business;

(g)

effect any Deemed Liquidation Event prior to third anniversary of the Series G Original Issue Date (as defined below) which does not result in a return to the holders of the Series G Preferred Stock of cash or tradeable securities with a value in excess of two times the Series G Issue Price per share; or

(h)	hire any individual as a Chief Executive Officer, Chief Financial Officer, Chief Technical Officer, Chief Operating Officer, Chief Merchant and Chief Marketing Officer, or equivalent position.

3.3.4.

Series F Preferred Stock Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of a majority of the then outstanding shares of Series F Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)

enter into or become a party to any transaction with any director, officer or employee of the Corporation or any affiliate or immediate family member of any such person, other than for transactions made in the ordinary course of business and approved by the Board of Directors, including the Series F Director;

(b)	amend or waive any of the rights, preferences, or privileges of the Series F Preferred Stock;

(c)	authorize, incur, or issue any capital (including all guarantees, debts, liens, or leases) which ranks senior to or pari passu with the Series F Preferred Stock;

(d)

pay or declare any dividend or make any distribution on, or redeem or acquire any shares of capital stock of the Corporation other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(e)	effect an initial public offering that is not a Qualified Public Offering;

(f)	make any material changes in the Corporation’s business;

(g)

effect any Deemed Liquidation Event prior to third anniversary of the Series F Original Issue Date which does not result in a return to the holders of the Series F Preferred Stock of cash or tradeable securities with a value in excess of two times the Series F Issue Price per share; or

(h)	hire any individual as a Chief Executive Officer, Chief Financial Officer, Chief Technical Officer, Chief Operating Officer, Chief Merchant and Chief Marketing Officer, or equivalent position.

3.3.5.

Series E Preferred Stock Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of a majority of the then outstanding shares of Series E Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)

subject to Section 3.3.5(d) below, amend or waive any of the rights, preferences, or privileges of the Series E Preferred Stock in a manner that adversely affects the rights, preferences, or privileges of the Series E Preferred Stock in a manner different from the other series of Preferred Stock;

(b)	increase or decrease the authorized shares of Series E Preferred Stock;

(c)

reclassify, alter or amend any existing security of the Corporation, or create, or authorize the creation of any additional class or series of capital stock, unless the same ranks junior to the Series E Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, and with respect to the payment of dividends and rights of redemption; or

(d)

alter, change or waive the provisions of the Corporation’s Certificate of Incorporation in a manner that would reduce or eliminate the liquidation preference of the Series E Preferred Stock, or its seniority over the respective liquidation preferences of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock.

4.	Optional Conversion.

The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1	Right to Convert.

4.1.1.

Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially mean: (a) with respect to shares of Series H Preferred Stock, $6.8748 (the “Series H Conversion Price”), (b) with respect to shares of Series G Preferred Stock, $5.2850 (the “Series G Conversion Price”), (c) with respect to shares of Series F Preferred Stock, $3.3959 (the “Series F Conversion Price”), (d) with respect to shares of Series E Preferred Stock, $2.9440 (the “Series E Conversion Price”), (e) with respect to shares of Series D Preferred Stock, $2.79239 (the “Series D Conversion Price”), (f) with respect to shares of Series C Preferred Stock, $2.18403 (the “Series C Conversion Price”), (g) with respect to shares of Series B Preferred Stock, $1.025432 (the “Series B Conversion Price”), and (h) with respect to shares of Series A Preferred Stock, $0.48660 (the “Series A Conversion Price”). Such initial Conversion Prices, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2.

Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2

Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3	Mechanics of Conversion.

4.3.1.

Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2.

Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price, Series G Conversion Price or Series H Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock, as applicable, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price, Series G Conversion Price or Series H Conversion Price.

4.3.3.

Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and applicable series of Preferred Stock) accordingly.

4.3.4.

No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5.

Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4	Adjustments to Conversion Price for Diluting Issues.

4.4.1.	Special Definitions. For purposes of this Article FOURTH, the following definitions shall apply:

(a)	“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)	“Series F Original Issue Date” shall mean the date on which the first share of Series F Preferred Stock was issued.

(c)	“Series G Original Issue Date” shall mean the date on which the first share of Series G Preferred Stock was issued.

(d)	“Series H Original Issue Date” shall mean the date on which the first share of Series H Preferred Stock was issued.

(e)	“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(f)

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the Series H Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.5, 4.6, 4.7 or 4.8;

(iii)

shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement for the primary purpose of soliciting or retaining their services approved by the Board of Directors of the Corporation, including (A) the Series A Director (B) the Series D Director, (C) the Series F Director, and (D) the Series G Director;

(iv)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction, entered into for non-equity financing purposes, approved by the Board of Directors of the Corporation, including (A) the Series A Director (B) the Series D Director, (C) the Series F Director, and (D) the Series G Director;

(vi)

shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Corporation, including ((A) the Series A Director (B) the Series D Director, (C) the Series F Director, and (D) the Series G Director;

(vii)

shares of Common Stock, Options or Convertible Securities issued in connection with the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Corporation, including (A) the Series A Director (B) the Series D Director, (C) the Series F Director, and (D) the Series G Director;

(viii)	shares of Common Stock, Options or Convertible Securities issued in connection with a Qualified Public Offering (defined below); or

(ix)

shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships entered into for primarily non-equity financing purposes approved by the Board of Directors of the Corporation, including (A) the Series A Director (B) the Series D Director, (C) the Series F Director, and (D) the Series G Director.

4.4.2.

No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives, prospectively or retroactively and either generally or in a particular instance, the consent of, the vote of, or written notice from the holders of a majority of the then outstanding shares of Preferred Stock (including each of the holders of a majority of the then outstanding shares of Series B Preferred Stock, the holders of a majority of the then outstanding shares of Series E Preferred Stock, the holders of a majority of the then outstanding shares of Series F Preferred Stock, the holders of a majority of the then outstanding shares of Series G Preferred Stock, and the holders of a majority of the then outstanding shares of Series H Preferred Stock) agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. Any such waiver shall bind all future holders of Preferred Stock.

4.4.3.	Deemed Issue of Additional Shares of Common Stock.

(a)

If the Corporation at any time or from time to time after the Series H Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)

If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to an applicable Conversion Price pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing any applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)

If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to an applicable Conversion Price pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series H Original Issue Date), are revised after the Series H Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)

Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to an applicable Conversion Price pursuant to the terms of Section 4.4.4, the applicable Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)

If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4.

Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series H Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section

4.4.3), without consideration or for a consideration per share less than an applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)	“CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b)	“CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)	“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5.	Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)	Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation, including (A) the Series A Director (B) the Series D Director, (C) the Series F Director, and (D) the Series G Director; and

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation, including (A) the Series A Director (B) the Series D Director, (C) the Series F Director, and (D) the Series G Director.

(b)

Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6.

Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to an applicable Conversion Price pursuant to the terms of Section 4.4.4 then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5

Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series H Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of

Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series H Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6

Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series H Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7

Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series H Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8

Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.5, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Section 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Section 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9

Possible Adjustment of Conversion Price of Series H Preferred Stock. In the event of a Qualified Public Offering (defined in Section 5.1 below) in which the initial price per share to the public for the Company’s Common Stock as set forth in the prospectus for such Qualified Public Offering is less than the Series H Issue Price, then the holders of Series H Preferred Stock shall be entitled to, and the Company shall elect, one of the following: (a) the Series H Conversion Price will be adjusted such that as of immediately prior to the completion of such Qualified Public Offering the value of the shares of Common Stock issuable upon conversion of the shares of Series H Preferred Stock will be equal to the aggregate Series H Issue Price of the Series H Preferred Stock, (b) a cash payment will be made to the holders of the Series H Preferred Stock such that the value of the shares of Common Stock issuable upon conversion of the shares of Series H Preferred Stock as of immediately prior to the completion of such Qualified Public Offering plus the cash payment will equal one times (1x) the aggregate Series H Issue Price of the Series H Preferred Stock, or (c) any combination thereof. The rights of the Series H Preferred Stock set forth in the immediately preceding sentence shall terminate 18 months after the Series H Original Issue Date.

4.10

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the applicable series of Preferred Stock.

4.11	Notice of Record Date. In the event:

(a)

the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)	of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)	of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5.	Mandatory Conversion.

5.1

Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public on the New York Stock Exchange or the NASDAQ (National Market) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of net proceeds to the Corporation and a price per share that is at least 1.75 times the Series G Issue Price (“Qualified Public Offering”) to the Corporation; or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation; provided, however, that no conversion of the shares of Series E Preferred Stock pursuant to Section 5.1(b) shall occur without the approval of the holders of a majority of the then outstanding shares of Series E Preferred Stock, no conversion of the shares of Series F Preferred Stock pursuant to Section 5.1(b) shall occur without the approval of the holders of a majority of the then outstanding shares of Series F Preferred Stock, and no conversion of the shares of Series G Preferred Stock pursuant to Section 5.1(b) shall occur without the approval of the holders of a majority of the then outstanding shares of Series G Preferred Stock.

5.2

Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.	Redemption.

6.1

Redemption Right. Unless prohibited by Delaware law governing distributions to stockholders, at any time after the five (5) year anniversary of the Series G Original Issue Date, each of (i) PWP Growth Equity Fund II LP and its affiliates and/or (ii) Great Hill Equity Partners V, L.P. and its affiliates (each, a “Redemption Stockholder”) shall have the one-time right, exercisable jointly with the other Redemption Stockholder or independently, as determined by each Redemption Stockholder (such right, the “Redemption Right”) to request the Corporation to redeem all or any portion of the outstanding shares of the Series H Preferred Stock, Series G Preferred Stock and/or Series F Preferred Stock held by such Redemption Stockholder (the “Redemption Stock”), for a per share purchase price equal to the greater of (i) the Series H Issue Price, Series G Issue Price or the Series F Issue Price, plus any Series H Accruing Dividends, Series G Accruing Dividends or Series F Accruing Dividends accrued but unpaid thereon, as applicable, and (ii) the Fair Market Value (determined in the manner set forth below) of a single share of Series H Preferred Stock, Series G Preferred Stock or Series F Preferred Stock, as applicable (with respect to each series, as applicable, the “Redemption Price”), as of the date of the Corporation’s receipt of the written notice requesting redemption of the applicable Redemption Stock (the “Redemption Request”) from such Redemption Stockholder (the “Requesting Redemption Stockholder”); provided, that notwithstanding the foregoing, each such share shall continue to accrue dividends in accordance with Section 6.7 until such date as such share is actually redeemed.

6.2

Additional Redemption Right. If a Redemption Request is made, then (i) the Corporation shall promptly following receipt of such Redemption Request send notice of such Redemption Request to GCEV Co-Invest TRR, L.P. and its affiliates (each an “Additional Redemption Stockholder”) and (ii) each Additional Redemption Stockholder shall also thereafter have the one-time right, exercisable jointly with the Redemption Stockholders, and on the same economic terms as the Redemption Stockholders (expressly excluding the rights of the Redemption Stockholders as set forth in Section 6.9 below), to request the Corporation to redeem all or any portion of the outstanding shares of the Series H Preferred Stock held by such Additional Redemption Stockholder for a per share purchase price equal to the Redemption Price, as of the date of the Redemption Request; provided, that notwithstanding the foregoing, each such share shall continue to accrue dividends in accordance with Section 6.7 until such date as such share is actually redeemed. For clarity, no Additional Redemption Stockholder shall have the right to initiate a Redemption Request.

6.3

Redemption Notice. Within twenty (20) days after the first receipt of a Redemption Request, the Corporation shall send written notice of such Redemption Request (the “Redemption Notice”) to all other holders of Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock (collectively, the “Series F/G/H Rights Holders”). Each Redemption Notice shall state:

(a)	the number of shares of the Redemption Stock held by the applicable Requesting Redemption Stockholder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)	the estimated Redemption Date (as defined below) and, to the extent that it has been determined or agreed upon, the Redemption Price;

(c)	the date upon which the Series F/G/H Rights Holders’ right to convert such shares terminates (as determined in accordance with Section 4.1); and

(d)

for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares of stock to be redeemed.

6.4

Coterminous Redemption Right. The Series F/G/H Rights Holders shall have twenty (20) days after the first receipt of the Redemption Notice to exercise a coterminous redemption right with respect to the Series F Preferred Stock, the Series G Preferred Stock and/or Series H Preferred Stock held by such Series F/G/H Rights Holders, with all such shares of Series F Preferred Stock, Series G Preferred Stock and/or Series H Preferred Stock to be redeemed constituting the “Series F/G/H Participating Redemption Stock”. In the event that more than one Redemption Stockholder or Series F/G/H Rights Holder exercises its Redemption Right, the Redemption Stockholders and Series F/G/H Rights Holders shall receive the total Redemption Price, on a pro rata, pari passu basis. All provisions applicable to the Requesting Redemption Stockholder shall apply, mutatis mutandis, to such additional holders, including, without limitation, the same Redemption Date and the same Redemption Price, as of such Redemption Date, except for (i) the right of the Redemption Stockholders to request the redemption pursuant to Section 6.1, and (ii) the right to exercise any of the remedies pursuant to Section 6.9, which in each case shall only be exercisable by each Redemption Stockholder. For the avoidance of doubt, if the Corporation does not receive such written notice within the time limitations set forth above with respect to the first Redemption Request received by the Corporation, the applicable shares of Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock registered on the books of the Corporation in the name of all Series F/G/H Rights Holders who are not themselves Redemption Stockholders (it being understood that a non-participating Redemption Stockholder shall retain its one-time Redemption Right if not exercised at such time) at the time of the Corporation’s receipt of the first Redemption Request shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 6 whether on such Redemption Date or thereafter. The redemption of the Redemption Stock and Series F/G/H Participating Redemption Stock, if any, shall occur within twelve (12) months following receipt of the Redemption Request by the Corporation. The Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. For purposes of this Section 6, the “Fair Market Value” of a single share of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock shall be the value of a single share of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock as mutually agreed upon by the Corporation and the Redemption Stockholder(s) that have exercised their Redemption Rights, and, in the event that the parties are unable to reach agreement, by a nationally recognized investment bank reasonably acceptable to each of the Corporation and the Redemption Stockholders (in each case, assuming an arms’ length sale of the Series G Preferred Stock, Series F Preferred Stock, and/or Series H Preferred Stock as applicable, by a willing buyer to a willing seller and without discounts for minority interests, marketability, the inherent lack of liquidity of nonpublic minority interests or similar discounts). The date of the redemption shall be referred to as a “Redemption Date.” On the Redemption Date, the Corporation shall redeem, on a pro rata, pari passu basis in accordance with the number of shares of the Redemption Stock and Series F/G/H Participating Redemption Stock owned by each Redemption Stockholder and Series F/G/H Rights Holders that have exercised the Redemption Right or the coterminous Redemption Right. If on the Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of the Redemption Stock and Series F/G/H Participating Redemption Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. From and after the delivery of a Redemption Request, (a) in the event there is more than one Redemption Stockholder exercising the Redemption Right, any action to be taken or decision made pursuant to this Section 6 by such Redemption Stockholders shall be taken or made by the mutual agreement of the Redemption Stockholders, and (b) in the event there is only one Redemption Stockholder exercising the Redemption Right, any action to be taken or decision made pursuant to this Section 6 by such Redemption Stockholder shall be taken or made in the discretion of such Redemption Stockholder, and in the case of each of clauses (a) and (b), such action or decision shall be binding on all other Series F/G/H Rights Holders exercising the coterminous Redemption Right.

6.5

Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of the Redemption Stock or Series F/G/H Participating Redemption Stock to be redeemed on such Redemption Date shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate)

to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of the Redemption Stock or Series F/G/H Participating Redemption Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of the Redemption Stock or Series F/G/H Participating Redemption Stock shall promptly be issued to such holder.

6.6

Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of the Redemption Stock and Series F/G/H Participating Redemption Stock, if any, to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of the Redemption Stock and Series F/G/H Participating Redemption Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of the Redemption Stock and Series F/G/H Participating Redemption Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

6.7

Rights Prior to Complete Redemption. Until such time as the Redemption Stock or Series F/G/H Participating Redemption Stock to be redeemed pursuant to this Section 6 has been completely redeemed, the holders of the Redemption Stock will continue to have all rights accorded to it at the Series H Original Issue Date, as such rights may have been amended with the written consent of the holders of a majority of the outstanding Series H Preferred Stock, Series G Preferred Stock or Series F Preferred Stock, as applicable, including, without limitation, the applicable Accruing Dividends with respect to such series of Preferred Stock.

6.8

Insufficient Funds. If on the Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of the Redemption Stock and Series F/G/H Participating Redemption Stock to be redeemed, the Corporation shall take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of the Redemption Stock and Series F/G/H Participating Redemption Stock required to be so redeemed, including, without limitation, incurring any indebtedness necessary to make such redemption, and in any event, use any funds to redeem consistent with such law the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when Delaware law governing distributions to stockholders does not prohibit the Corporation to redeem such shares of the Redemption Stock and Series F/G/H Participating Redemption Stock, the Corporation shall immediately use its funds to redeem the balance of the shares that the Corporation became obligated to redeem on the Redemption Date (but which it has not yet redeemed) at such Redemption Price.

6.9

Sale of Corporation and Special Board Appointment Right. In the event that the redemption provided in this Section 6 does not occur within twelve (12) months following the Corporation’s receipt of the Redemption Request, the Requesting Redemption Stockholder exercising the Redemption Right (or, if more than one Redemption Stockholder exercises its Redemption Right, such Redemption Stockholders) shall (i) have the right to require the Corporation to seek to effectuate and consummate a Sale of the Company (as such term is defined in that certain Seventh Amended and Restated Voting Agreement dated on or about the Series H Original Issue Date, by and among the Corporation and the other parties thereto (the “Voting Agreement”)) on terms and conditions as approved by the Board of Directors under the applicable Delaware law and satisfactory to such Redemption Stockholder(s) (a “Redemption Sale”), and for the avoidance of doubt, a Redemption Sale shall be treated as a Sale of the Company for all purposes in the Voting Agreement; or to solicit third party purchasers of the Redemption Stock and Series F/G/H Participating Redemption Stock (and any transfer restrictions, including, without limitation Section 2.12 of that certain Seventh Amended and Restated Investors’ Rights Agreement of the Corporation (as may be amended, restated, modified and/or supplemented from time to time, other than the restrictions under the applicable securities laws, would not apply to any sale to such purchasers), in each case, on terms and conditions satisfactory to such Requesting Redemption Stockholders, (ii) be entitled to nominate a majority of the members of the Board of Directors until the Redemption Right of such Requesting Redemption Stockholders has been satisfied in full (such right, the “Special Board Appointment Right”), and (iii) be entitled to exercise the right to approve a Sale of the Company pursuant to Section 3.2(i)(A) of the Voting Agreement). The Company shall cause the size of the Board of Directors to be increased in connection with the exercise the Special Board Appointment Right pursuant to this Section 6.9 such that such Requesting Redemption Stockholders will be able to nominate the majority of the members of the Board of Directors (including the Series G Director, the Series F Director or both of them designated by such Requesting Redemption Stockholders pursuant to Sections 3.2.1 and 3.2.2, as applicable).

(a)

The period beginning on the Redemption Date ending on the date upon which all shares of Redemption Stock are so redeemed is referred to herein as the “Voting Period.” In furtherance of the above, as soon as practicable after the commencement of the Voting Period, the Corporation shall call a special meeting of the Requesting Redemption Stockholders and any other Redemption Stockholders conterminously exercising the Redemption Right to be held not more than ten (10) days after the date of mailing of notice of such meeting. If the Corporation fails to send a notice, any Redemption Stockholder exercising the Redemption Right may call the meeting on like notice. At any such special meeting and at each meeting of Redemption Stockholders held during a Voting Period at which Directors are to be elected (or with respect to any action by written consent in lieu of a meeting of stockholders), the Redemption Stockholders exercising the Redemption Right, voting together as a single class to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, shall be entitled to elect the number of directors prescribed in Section 6.9(ii), and each share of Redemption Stock shall be entitled to one (1) vote (whether voted in person by the holder thereof or by proxy or pursuant to a stockholders consent).

(b)

The terms of office of all persons who are incumbent directors of the Corporation at the time of a special meeting of the Redemption Stockholders exercising the Redemption Right to elect such additional directors shall continue, notwithstanding the election at such meeting of the additional directors that such holders are entitled to elect, and the additional directors so elected by such holders, together with such incumbent directors, shall constitute the duly elected directors of the Corporation. Simultaneously with the termination of a Voting Period, the terms of office of the additional directors elected by the Redemption Stockholders exercising the Redemption Right shall terminate, each additional director so elected shall resign or be removed effective immediately thereupon, the other directors elected pursuant to Section 3.2 (other than Section 3.2.6) shall constitute the directors of the Corporation and the rights of the Redemption Stockholders exercising the Redemption Right to elect additional directors pursuant to Section 6.9(ii) shall cease.

7.

Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8.

Waiver. Subject to the provisions of Section 3.3.2, Section 3.3.3, Section 3.3.4 and Section 3.3.5 above, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Preferred Stock then outstanding, voting together as a single class on an as-converted basis.

9.

Notices. Any notice required or permitted by the provisions of this Article FOURTH to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH:	Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:	Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH:	Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH:	Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH:	To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:	To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article TENTH shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH:	The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TWELFTH:	Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

THIRTEENTH:	In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 500 and 501 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

*     *     *

3.	That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4.

That this Eleventh Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Eleventh Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 21st day of March, 2019.

By:	/s/ Matt Gustke
Matt Gustke
Chief Financial Officer